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                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE                                CONTACT: James E. Mahoney
                                                                (617) 434-9552

                         FLEETBOSTON FINANCIAL DECLARES
                   COMMON STOCK AND PREFERRED STOCK DIVIDENDS

                 FLEETBOSTON ALSO RENEWS SHAREHOLDER RIGHTS PLAN

         BOSTON, AUGUST 16, 2000 - The Board of Directors of FleetBoston Financial (NYSE: FBF) today declared a regular quarterly dividend of $.30 per share on its common stock. The dividend will be payable on October 1, 2000 to shareholders of record on September 3, 2000.

         The Board of Directors also declared regular quarterly dividends of $.453125 per depositary share on the corporation's 7.25 % Series V Perpetual Preferred Stock (FBF pfF) and $.843750 per depositary share on the corporation's
6.75 % Series VI Perpetual Preferred Stock (FBF pfG).

         The preferred stock dividends for these two issues are payable on October 15, 2000 to shareholders of record on October 1, 2000.

         In addition, the Board of Directors declared regular quarterly dividends of $.825 per depositary share on the corporation's Series VII Fixed/Adjustable Rate Cumulative Preferred Stock and $.825 per depositary share on the corporation's Series VIII Fixed/ Adjustable Rate Cumulative Preferred Stock.

         The preferred stock dividends on these two issues are payable on October 1, 2000 to shareholders of record on September 15, 2000.

         FleetBoston Financial also announced today that it has approved a new shareholder rights plan to replace a similar plan, adopted in 1990, which will expire on November 21, 2000.

         Under the plan, one right will be distributed for each share of FleetBoston common stock outstanding at the close of business on November 21, 2000. Initially, the rights will be attached to the common stock and will not be exercisable. In general, the rights would become exercisable and trade separately from the common stock (1) ten business days after any person or group acquires 10% or more (or, in the case of a qualifying institutional investor, 15% or more) of FleetBoston's outstanding common stock or (2) ten business days


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(subject to extension by the Board of Directors) after any person or group commences or announces an intention to commence a tender offer for 10% or more of FleetBoston's common stock. Each right would entitle the holder to purchase one ten thousandth of a share of a new series of junior participating preferred stock at an exercise price of $175.

         If a person or group acquires 10% or more (or, in the case of a qualifying institutional investor, 15% or more) of FleetBoston's common stock, the rights held by the stockholders other than such person or group would become exercisable to purchase the corporation's common stock at a 50% discount. In addition, if FleetBoston is acquired in a merger or other business combination transaction after a person or group has acquired 10% or more (or, in the case of a qualifying institutional investor, 15% or more) of the corporation's common stock, the rights held by stockholders other than such person or group would become exercisable to purchase the acquiring company's common stock at a 50% discount.

         The new rights will expire on November 22, 2010, or earlier if they are redeemed or exchanged.

         As with shareholder rights plans generally, FleetBoston's new rights plan is designed to enable the corporation's Board of Directors to protect stockholder interests in the event of an unsolicited acquisition attempt. The new rights plan was not adopted in response to any specific effort to acquire control of the corporation, nor is FleetBoston aware of any such effort. The new rights plan is not aimed at preventing a takeover, but rather at ensuring that any potential acquirer negotiates with the corporation's Board of Directors prior to attempting a takeover.

         FleetBoston Financial is the eighth-largest financial holding company in the United States. A $181 billion diversified financial services company, it offers a comprehensive array of innovative financial solutions to 20 million customers in more than 20 countries and territories. Among the company's key lines of business are: retail banking, with over 1,250 branches and over 3,400 ATMs in the Northeast; commercial banking, including capital markets/investment banking and commercial finance; investment services, including discount brokerage; and full-service banking through more than 250 offices in Latin America. FleetBoston Financial is headquartered in Boston and listed on the New York Stock Exchange (NYSE: FBF) and the Boston Stock Exchange (BSE: FBF).

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